Exhibit 10.1

 Date:  As of June 13, 2007

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS IDENTIFIED BY THREE ASTERISKS, AS FOLLOWS “* * *”.  AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE AGREEMENT

Between:     (a)           NORTHERN FOODS plc, Northern Foods plc, 2180 Century Way, Thorpe Park, Leeds LS15 8ZB, United Kingdom, Attention: Carol Berry ("Licensee"),

and

                                           (b)           GEORGE FOREMAN VENTURES, LLC, 100 North Wilkes-Barre Blvd., 4th Floor, Wilkes-Barre, PA 18702, Attention: Efrem Gerszberg ("Licensor").

PRINCIPAL TERMS

Licensor grants to Licensee, its subsidiaries and affiliated entities under its own ownership or control the nonexclusive right during the Term to manufacture and the exclusive right during the Term to distribute and sell the Licensed Products to the Distribution Channels in the Territory subject to and in accordance with the terms and conditions set out below and in the Standard Terms and Conditions annexed hereto and incorporated herein by reference.

These Principal Terms, and the Standard Terms and Conditions and all Exhibits, which are hereby incorporated by reference, shall be collectively referred to as the "Agreement."

A.	"Licensed Property": The name, image and likeness of the boxing celebrity George Foreman.

B.	"Licensed Products": Frozen meats, poultry and fish that utilize, use or otherwise feature the Licensed Property on packaging or other sales materials.

C.           "Territory": The United Kingdom and the Republic of Ireland.

D.
"Distribution Channels": All food stores (including, withoutlimitation, supermarkets, grocery stores, produce markets, greengrocers, convenience stores and delicatessens) and food wholesalers operating in the Territory.

E.	"Term": The period commencing on the date of this Agreement and expiring on the second anniversary of the Date of Distribution, together with any extensions thereof as permitted herein.

F.	“Initial Term”: The period commencing on the date of this Agreement and expiring on the second anniversary of the Date of Distribution.

G.
"Date of Distribution":  September 30, 2007 or, if earlier, the date on which the Licensee sells, distributes or otherwise makes available for immediate purchase, reasonable commercial quantities of the Licensed Products for sale in the Distribution Channels.

H.	The "Advances":

(i)
The "Year One Advance":  The sum of *** United States Dollars (US$***) of which *** United States Dollars (US$***) shall be paid to Licensor on or before the execution of this Agreement and of which *** United States Dollars (US$***) shall be paid to Licensor within five (5) days of the Date of Distribution.

(ii)
The "Year Two Advance": The additional sum of *** United States Dollars (US$***) which shall be paid to Licensor on the later of (a) June 1, 2008 or (b) the first anniversary of the Date of Distribution.

(iii)	Notwithstanding anything herein to the contrary:

(a) only *** of the Year One Advance and *** of the Year Two Advance shall be recoupable against Royalties payable hereunder (i.e., *** United States Dollars (US$***) of each of the Year One Advance and the Year Two Advance shall be entirely non-recoupable);

 (b) subject to clause (a) above, only Royalties payable hereunder in connection with sales of Licensed Products during the period commencing on the Date of Distribution and continuing up to but excluding the first anniversary of the Date of Distribution (the "First Royalty Period") shall be recoupable against the Year One Advance (i.e., there shall not be any cross-collateralization with sales of Licensed Products during the Second Royalty Period); and

(c) subject to clause (a) above, only Royalties payable hereunder in connection with sales of Licensed Products during the period commencing on the first anniversary of the Date of Distribution and continuing up to but excluding the second anniversary of the Date of Distribution (the "Second Royalty Period") shall be recoupable against the Year Two Advance (i.e., there shall not be any cross-collateralization with sales of Licensed Products during the First Royalty Period).

I.
"Royalties":  All royalty payments to Licensor during the Initial Term shall be calculated and paid at the royalty rate of *** of the Net Invoice Amount (as such term is defined in Paragraph 9.1 of the Standard Terms and Conditions), and reported on a royalty report in a form subject to the approval of Licensor (such approval not to be unreasonably withheld or delayed). No Royalties for the Initial Term shall be due or payable by the Licensee under this Agreement until such time as the recoupable portion of the applicable Advance has been recouped as provided in Paragraph G above.  During the Option Period, all royalty payments shall be calculated and paid at the royalty rate of *** of the Net Invoice Amount and reported on a royalty report in a form subject to the approval of Licensor.

J.           "Minimum Guaranteed Sum": Not applicable.

                        K.           Services:

(i)
Licensor shall cause George Foreman ("Celebrity") to perform the following services (the "Services") during the Term: Press/media appearances and photo shoots for Licensed Products and advertising of Licensed Products.

(ii)
Celebrity shall perform the Services at times and places reasonably convenient to Celebrity and subject to Celebrity's other commitments; provided, however, that (a) in no event will Celebrity be required to perform more than *** days of Services during any period of 12 consecutive calendar months during the Term, (b) Celebrity shall not be required to render the Services in connection with any such day(s) outside of Houston, Texas.  Licensee acknowledges that Celebrity shall not be required to perform services on any Saturday or Sunday, nor to perform services that would conflict with Celebrity's community and religious obligations.

(iii)
Licensor shall have the right of approval over the general format of (e.g., appearance on a talk-show), principal people involved with (e.g., host of a talk-show) and any other celebrities with whom Celebrity may be asked to appear (but specifically excluding other celebrities appearing at different times at the same event or on the same program), if any, in connection with each personal appearance required of Celebrity pursuant to this Agreement.  Celebrity may, in his sole discretion, refuse to appear with any other celebrity at a personal appearance contemplated herein for any reason.  Celebrity will be given, within five days of a scheduled appearance, the name of any other celebrity with whom he will be asked to appear.  Celebrity will communicate his approval or disapproval of the joint appearance within 72 hours of the schedule personal appearance.

(iv)
All reasonable out-of-pocket travel and other costs and expenses, including the cost of transportation, lodging and meals, incurred by Celebrity and Licensor in connection with Celebrity's appearances on behalf of Licensee shall be reimbursed by Licensee within forty-five (45) days of Licensee's receipt of documentation, including receipts, of such costs and expenses.  Licensee acknowledges that, to the extent Celebrity is required to travel more than 50 miles outside of Houston, Texas in connection with the performance of his services, Celebrity will be given a roundtrip first class ticket and, if used, a companion roundtrip first class ticket in an adjoining seat to Celebrity  (by air, if appropriate, and between Houston, Texas and the destination), exclusive limousine ground transportation and five-star first class hotel (suite, if available plus a separate room for Celebrity's companion) accommodations.

Notwithstanding the foregoing, Celebrity may elect to arrange for alternate means of transportation in lieu of any air transportation otherwise to be provided for by Licensee pursuant to the preceding sentence, for which Celebrity shall be entitled to be reimbursed, for his actual alternative transportation costs but in no event to exceed the costs of the first class air transportation offered by Licensee.
L.
Payments and Statements of Account:  All statements of account required hereunder, and copies of all amounts payable hereunder shall be sent to:  George Foreman Ventures, LLC, 100 North Wilkes-Barre Blvd., 4th Floor, Wilkes-Barre, PA 18702, Attention: Efrem Gerszberg."  All amounts payable hereunder shall be paid by SWIFT international wire transfer in accordance with reasonably detailed instructions (such instructions to include, but not be limited to account number, SWIFT Code, bank address and sort code) to be furnished by Licensor from time to time.

M.
“Option”: Licensee shall have the option on giving at lease six (6) months advance written notice to Licensor to extend the term of this Agreement for three (3) successive one (1) year periods (collectively the “Option Period”, with each yearly option being referred to as an “Option Year”) provided that:

(i)           this Agreement has not been terminated as provided herein;
(ii)           there is no event of default by Licensee that has not been cured at the time Licensee notifies Licensor that it elects to exercise its option or at the time the applicable Option Year commences; and
(iii)           the conditions to extend the term for the applicable Option Year as set out below are satisfied in full as of the commencement of the Option Year.

(A)
With regard to the First Option Year (being a period of 12 calendar months immediately following the expiration of the Initial Term) and conditional upon the Licensee having paid the Licensor Royalties during the First Royalty Period and Second Royalty Period in an amount equal to or greater than US$*** in aggregate, the Licensee shall pay the Licensor on or before commencement of the First Option Year the non-refundable sum of US$*** (the “First Option Payment”). The First Option Payment shall be recoupable against Royalties payable by the Licensee during the First Option Year only. No Royalties applicable to the First Option Year shall be due or payable by the Licensee until such time as an amount equal to US$*** has been recouped by the Licensee in full. By way of example, if the Royalties for the First Option Year are US$***, Licensee would pay Licensor Royalties of US$*** after recouping an amount equal to the First Option Payment (US$***).  Royalties shall be calculated and paid at a royalty rate of *** of the Net Invoice Amount for the duration of the First Option Year and the provisions of clause (H) shall be construed accordingly

(B)
With regard to the Second Option Year (being a period of 12 calendar months immediately following the expiration of the First Option Year), and conditional upon the Licensee having paid the Licensor Royalties during the First Option Year equal to the greater of US$*** or the amount of Royalties payable during the Second Royalty Period, the Licensee shall pay the Licensor on or before commencement of the Second Option Year a non-refundable sum being the greater of (i) US$*** or (ii) the aggregate Royalties properly paid or payable by Licensee during the First Option Year (the “Second Option Payment”). The Second Option Payment shall be recoupable against Royalties payable by the Licensee during the Second Option Year only. No Royalties applicable to the Second Option Year shall be due or payable by the Licensee until such time as a sum equal to the Second Option Payment has been recouped by the Licensee. Royalties shall be calculated and paid at a royalty rate of *** of the Net Invoice Amount for the duration of the Second Option Year and the provisions of clause (H) shall be construed accordingly; and

(C)
With regard to the Third Option Year (being a period of 12 calendar months immediately following the expiration of the Second Option Year), and conditional upon the Licensee having paid the Licensor Royalties during the Second Option Year  equal to or greater than the amount of Royalties properly paid or payable by Licensee in the First Option Year, the Licensee shall pay the Licensor on or before commencement of the Third Option Year the non-refundable sum of US$*** (the “Third Option Payment”). The Third Option Payment shall be recoupable against Royalties payable by the Licensee during the Third Option Year only. No Royalties applicable to the Third Option Year shall be due or payable by the Licensee until such time as an amount equal to US$*** has been recouped by Licensee. Royalties shall be calculated and paid at a royalty rate of *** of the Net Invoice Amount for the duration of the Third Option Year and the provisions of clause (H) shall be construed accordingly.

Licensee must notify Licensor in writing not less than six (6) months prior to the expiration of the current Term that Licensee elects to extend the Term of this Agreement as provided herein and upon giving such notice, the Term of this Agreement shall be automatically extended upon satisfaction of the conditions set forth above without the necessity of the execution of any further documentation.  If Licensee does not exercise its option to extend this Agreement for any renewal period as provided herein, the option to extend the term of this Agreement for future renewal periods shall automatically terminate and be null and void.  For example, if Licensee fails to exercise the option for the First Option Year as provided herein, the Agreement shall automatically terminate on expiry of the Initial Term and the options to extend the term for additional Option Years shall automatically expire.

The First Option Payment, Second Option Payment and Third Option Payment (collectively “Option Payments”) are non-refundable, but shall be recoupable against Royalties payable during the respective years of the Option Period.  For the avoidance of doubt, Royalties payable for the First Option Year shall only be recoupable against the First Option Payment, Royalties payable for the Second Option Year shall only be recoupable against the Second Option Payment and Royalties payable for the Third Option Year shall only be recoupable against the Third Option Payment.  For example, Royalties payable for the Second Option Year shall not be recoupable against the First Option Payment or Third Option Payment.

If the Licensee exercises its option to extend the term of this Agreement pursuant to this clause (L) the provisions of these Principal Terms and the Standard Terms and Conditions shall continue to apply in relation to the applicable Option Year the subject of the notice to extend. In the event of any conflict between this clause (L) and the other Principal Terms (including the Standard Terms and Conditions), the provisions of this clause (L) shall prevail.

N.
Approvals:  Licensee shall obtain Licensor's prior written approval over each of the Licensed Products and any and all artwork, packaging, advertising, promotion, publicity and other materials using or embodying the Licensed Property or otherwise in connection with the Licensed Products prior to the distribution or use of any of such materials.  Licensee shall comply with the approval procedures described in Exhibit A annexed hereto.

O.
Licensee Restrictions:  During the Term, Licensor shall have the right to approve Licensee's use of any spokesperson other than Celebrity to promote the Licensed Products or the Services.  Licensee represents and covenants to Licensor that none of the business operations of Licensee currently involves or shall involve the sale or distribution of alcohol or tobacco products, firearms, political statements or sexual content and that the Licensee shall not use the Licensed Property in connection with any product containing, or in any other context involving, alcohol, tobacco, firearms, political statements or sexual content.

P.
Promotion Commitment:  Licensee shall use all reasonable endeavors to market, promote and advertise the Licensed Products.  Without limitation of the foregoing, as a material inducement for Licensor to enter into this Agreement, Licensee agrees to expend (i) no less than *** Pounds Sterling (£***) in respect of the First Royalty Period to market the Licensed Products, such expenses to consist of actual, direct, out-of-pocket expenses that have been approved in advance in writing by Licensor (such approval not to be unreasonably withheld) and (ii) a reasonable amount in respect of the Second Royalty Period to market the Licensed Products.

Q.
Controlling Provisions:  In the event of any inconsistency between the provisions of these Principal Terms and the Standard Terms and Conditions, the provisions of these Principal Terms will control and prevail.

R.	Intentionally Deleted.

S.
Without limitation of Paragraph 13 of the Standard Terms and Conditions of this Agreement, all Intellectual Property Rights in the Licensed Products (including all food recipes, techniques, trade secrets and know how), other than the Licensed Property or any element(s) of the Licensed Property, are and shall at all times remain, as between the Licensor and the Licensee, the exclusive property of the Licensee. For the purposes of this clause, "Intellectual Property Rights" means all intellectual property rights wherever in the world arising, whether registered or unregistered (and including any application), including without limitation copyright, know-how,  trade secrets, patents, utility models, design rights and database rights.

NORTHERN FOODS plc:	GEORGE FOREMAN VENTURES, LLC:
By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

Approval Procedures for Licensed Products and Artwork, Packaging, Advertising, Promotion, Publicity and Other Materials Using or Embodying the Licensed Property or Otherwise in Connection with the Licensed Products.

           Licensee shall not use or distribute any Licensed Product or artwork, packaging, advertising, promotion, publicity or other materials using or embodying the Licensed Property or otherwise in connection with the Licensed Products that has not been approved in writing in advance by Licensor.

           Licensor and Licensee shall use their respective reasonable efforts to arrange face to face meetings from time to time at a location reasonably designated by Licensor in the United States to enable Licensee to present to Licensor any artwork, packaging, advertising, promotion, publicity and other materials using or embodying the Licensed Property or otherwise in connection with the Licensed Products that Licensee intends to use.

GEORGE FOREMAN VENTURES, LLC

Licensee: Northern Foods plc                                                               Date:  As of June 13, 2007

STANDARD TERMS AND CONDITIONS

1.       Grant of Rights.  Subject to all of the terms and conditions contained herein, upon the full execution of this Agreement and the granting by Licensor of all approvals as described herein, Licensee and Licensee’s subsidiaries and affiliated entitles under Licensee’s own ownership or control shall have the nonexclusive right solely during the Term to manufacture and the exclusive right solely during the Term to distribute, advertise and promote and sell in the Territory through the Distribution Channels the Licensed Products using the Licensed Property.

2.       Approval of the Licensed Products and the Licensed Property.

2.1        Licensee shall from time to time submit proposed Licensed Products to Licensor for approval and the Licensed Property and all related artwork, labels, hangtags, packaging and advertising materials and all promotional and publicity materials (including press releases) to Licensor for approval as set forth in Exhibit A hereto, in all cases prior to production, which shall not begin before Licensor's written approval has been given.  Without limitation, the Licensed Products, Licensed Property and all of said related materials shall be subject to Licensor's requirements, including limitations, at Licensor's sole discretion, as to the manner in which the Licensed Property and the trademarks associated therewith, and other elements licensed hereunder, may be presented. Without limitation of the foregoing, to the extent that Licensee utilizes any fonts on any materials, Licensee shall be solely responsible for obtaining any and all necessary licenses from the applicable third parties that own or control the rights to such fonts, as well as for satisfying all obligations that may arise in connection therewith.  If Licensor supplies forms or directions for use in applying for approval of artwork, mock-ups, comps, models, preproductions and production samples of the Licensed Products or Licensed Property, wherever appearing, Licensee shall use such forms and directions when submitting anything for Licensor's approval.

2.2        Licensee agrees to manufacture the Licensed Products, and to at all times procure that its subsidiaries and affiliated entitles under its own ownership or control manufacture the Licensed Products in strict conformity with the approved sample and in accordance with the terms of this Agreement.  Licensee will, on reasonable written notice from the Licensor (such notice not to be less than ten (10) working days), afford Licensor access during normal business hours in England to the premises of Licensee including Licensee's production facilities for the purpose of confirming Licensee's adherence to the quality and other requirements imposed on Licensee pursuant to this Agreement.  If, at any time, Licensee desires to have the Licensed Product manufactured by a third party (excluding for the avoidance of doubt any of Licensee’s subsidiaries and affiliated entitles under its own ownership or control), Licensee must, as a condition to the continuation of this Agreement, notify Licensor of its said desire together with the name and address of the proposed manufacturer, and must obtain Licensor's prior written consent to do so.  If Licensor is prepared to grant such consent, it will be conditioned on the requirement that Licensee obtain a consent agreement in a form approved by Licensor (such approval not to be unreasonably withheld or delayed).

2.3        For quality control Licensee shall furnish Licensor with twenty-four (24) samples of all styles of the Licensed Products and all packaging material manufactured under this Agreement in each year of the Term, or part thereof, free of charge with shipping charges prepaid.

2.4        With respect to all approvals requested of Licensor pursuant to this Agreement, if Licensor does not approve or disapprove any submission in writing within fifteen (15) business days of its receipt thereof, such submission shall be deemed disapproved.

2.5        Notwithstanding anything to the contrary herein contained, Licensee hereby warrants, covenants and agrees that the Licensed Products manufactured in connection with this Agreement shall be produced in full compliance with all applicable laws of the country of manufacture and without the use of child labor (as defined under the United States Fair Labor Standards Act, as amended from time to time; or, in the event of manufacture overseas, as defined under the International Labor Organization, convention 138, of 1973, as may be amended from time to time; but in no event under the age of fifteen (15)), prison labor or slave labor.  Licensee further warrants, covenants and agrees that it has a business policy, code of ethics, or other form of procedure by which it complies with and monitors compliance with applicable labor regulations.  Notwithstanding anything herein to the contrary, Licensee's failure to strictly comply with this provision shall be deemed a breach of a material term hereof, and Licensor shall have the right to immediately terminate this Agreement without the necessity of serving notice upon Licensee and Licensee hereby waives any right to cure such breach.  If pursuant to paragraph 2.2 above the Licensed Products are manufactured by a third party, then Licensee shall provide in its agreement with such third party that such party will comply with this paragraph 2.5.

3.       Advertising.

3.1        Licensee is entitled solely during the Term in the Territory to use the Licensed Property in advertising material (such as press advertising, catalogs, price tags, etc.) to promote the sale of the Licensed Products through the Distribution Channels provided that in all events prior to the publication of such advertising material, Licensee shall submit all advertising materials, as well as all promotion and publicity materials, to Licensor for prior written approval.  The right to advertise does not include the permission to name any entity in connection with the Licensed Property, to advertise on television without Licensor's prior written consent or to associate other trademarks with the Licensed Property.

3.2        Licensee warrants that all advertising and promotional materials shall comply with all applicable laws and regulations.  Licensor's  approval of copy or storyboards for such advertising will not imply a representation or belief by Licensor that such copy or storyboards are sufficient to meet any applicable law, code, standard or other obligation.

4.       Granting Rights to Third Parties.  Subject to paragraph 2.2 above, Licensee may not sublicense, assign, or encumber the rights granted to it hereunder or delegate its obligations hereunder, in whole or in part without Licensor's prior written consent which in each such instance shall be at Licensor's sole discretion. For the avoidance of doubt Licensor’s consent shall not be required where Licensee is sublicensing or assigning or delegating to its subsidiaries and affiliated entitles under its own ownership or control, and subject to the foregoing any sublicense, assignment or encumbrance in derogation of the foregoing shall be null and void.  The requirement of consent shall also apply in the case of total or partial sale or other alienation of a substantial portion of Licensee's assets, stock or business.

5.       Territory.  Licensee shall take all reasonable steps to avoid any sale of Licensed Products to any entity which Licensee knows or reasonably should know may directly or indirectly result in sale of the Licensed Products outside the Territory or outside the Distribution Channels. Licensor shall take all reasonable steps to avoid any sale of Licensed Products by itself or through a licensee, which may directly or indirectly result in the sale of the Licensed Products within the Territory during the Term.  However, nothing in this Agreement shall be deemed to restrict "passive sales" of the Licensed Products by Licensee or Licensor within the European Economic Area, to the extent that restricting same would constitute a violation of the laws of the European Union.

6.       Term; Sell-Off.

6.1        Provided Licensee is not in breach hereof, this Agreement is not terminated, and Licensee complies with the remaining provisions of this Paragraph 6, Licensee is entitled on a nonexclusive basis to sell finished units of the Licensed Products which it may still have in stock (but it may not manufacture additional Licensed Products) only through the Distribution Channels in the Territory for a maximum period of one hundred twenty (120) days after the expiration (but not the termination) of the Term of this Agreement.

6.2        Licensee shall not manufacture Licensed Products during the last six (6) months of the Term in excess of the amount the Licensee (in its reasonable discretion but based on past sales figures of the Licensed Products) reasonably anticipates will be sold prior to the expiration of the Term.  Immediately upon the expiration or termination of the Term, for any reason, Licensee shall furnish Licensor a certificate of Licensee's existing inventory of Licensed Products.  In addition, Licensor shall have the right to conduct a physical inventory of the Licensed Products in Licensee's possession or control during normal working hours in England on giving not less than ten (10) working days notice in writing to the Licensee.

6.3        Upon expiration of the Term, and Licensee's right to sell Licensed Products in accordance with Paragraph 6.1 above, or upon earlier termination for any reason, Licensee agrees that Licensor shall have the right (but not the obligation) to purchase from Licensee all or part of Licensee's then existing inventory of Licensed Products at Licensee's actual manufacturing cost therefore.  If Licensor elects not to so purchase all or part of such inventory within the period of one hundred twenty (120) days following expiration or termination, Licensee shall thereupon promptly arrange for such inventory to be donated to one (1) or more charities preapproved in writing by Licensor; and Licensee shall promptly furnish Licensor with evidence reasonably satisfactory to Licensor of such charitable donation(s).

6.4        Royalties payable on account of sales following expiration of this Agreement shall not be recoupable against the Advances payable hereunder.  For the avoidance of doubt, no Royalties shall be payable by the Licensee on account of sales of Licensed Products sold at or below Licensee's cost therefore as herein provided following the expiration of this Agreement.

6.5        Upon the expiration or termination of this Agreement, the rights granted to Licensee hereunder shall revert to Licensor, except as provided in

Paragraph 6.1, and Licensee shall return all artwork which may have been used or created by Licensee in connection with this Agreement.  Upon expiration of this Agreement, Licensee agrees that Licensor shall have the right (but not the obligation) within ninety (90) days after the end of the Term, to purchase molds, dies, plates, tools, silkscreens and/or other technical materials owned by Licensee that solely, exclusively and directly relate to and embody representations of any of the Licensed Property at their actual cost less depreciation.  In the event this Agreement is terminated by the Licensor (and does not expire by its terms), Licensor shall be deemed to acquire automatically (and Licensee shall take whatever reasonable action is required to transfer physical possession to Licensor) the aforesaid molds, dies, plates, tools and other technical materials at no cost, and without limiting Licensor's other rights and remedies.  It is understood, however, that Licensor or Licensor's designee shall not manufacture any Licensed Products using Licensee's name or trademarks without Licensee's prior written consent, and will, if Licensor elects to use the aforesaid technical materials, adjust same to remove Licensee's name or trademark.  If Licensor does not acquire such materials, they shall be destroyed in accordance with Paragraph 6.3.

7.       Notices and Credits.  All Licensed Products and any packaging, advertising and promotional materials therefore shall bear any notices or credits required by Licensor.  Licensee's name, tradename or trademark and address shall appear on permanently affixed labeling on each Licensed Product or the packaging therefore.

8.       Obligation of Performance, Date of  Distribution, Contractual Penalty.

8.1        Licensee shall manufacture and distribute the Licensed Products in accordance with customary business practices and shall use its reasonable efforts to always maintain adequate inventory of the Licensed Products.

8.2        Licensee shall commence distribution of Licensed Products in reasonable commercial quantities (being more than sample lots) through the Distribution Channels no later than the Date of Distribution specified in this Agreement.

9.       Royalty.

9.1        Licensee shall pay to Licensor Royalties at the royalty rate set forth in this Agreement based on the Net Invoice Amount for the Licensed Product.  If Licensee sells to any entity which is directly or indirectly controlled by Licensee or related to Licensee in any way, the Net Invoice Amount to which the royalty rate shall be applied shall be the greater of the Net Invoice Amount from such sales or the highest Net Invoice Amount invoiced to entities not directly or indirectly controlled by Licensee for Licensed Product.  For the purposes of this Agreement, the Net Invoice Amount is the gross catalog or list selling price after deducting any retailer support payments (such payments to exclude marketing or advertising support (if any)) given in the ordinary course of Licensee's business, as reflected in Licensee's invoices to wholesalers and retailers (as the case may be), For the avoidance of doubt the amount of retailer support payment shall not exceed *** percent of the gross catalog or list selling price on any invoice.

9.2        No later than the date(s) in the Principal Terms, Licensee shall pay the nonreturnable Advance and Option Payments set forth in this Agreement.  Such Advance shall be an advance only chargeable against the Royalties earned during the applicable periods set forth in the Principal Terms and only during the Term of the Agreement and not any other period.  Furthermore, as specified in Paragraph G, only *** of each Advance payment shall be recoupable.  All Option Payments paid by Licensee to Licensor to extend the Term of this Agreement as provided herein are guaranteed minimum payments and are non-refundable but may be recoupable against Royalties earned during the applicable periods set forth in the Principal Terms and not for any other period.

10.       Accounting and Payment.

10.1                        The Royalties shall be accounted for on a calendar quarter basis.  Statements of account accompanied by payments, if any, shown to be due shall be delivered to Licensor or such party or parties as Licensor shall designate, no later than thirty (30) days after the end of each calendar quarter.

10.2                        The statements of account shall be reasonably detailed so as to enable the Licensor to understand the aggregate amount and calculation of Royalties payable.  Licensee shall keep and preserve for at least two (2) years after the expiration of this Agreement accurate records of all transactions relating to this Agreement.  On giving reasonable notice in writing (such notice not to be less than 20 working days) the Licensor, or such party or parties as Licensor shall designate, shall be entitled during the Licensee’s normal business hours to inspect and make copies of Licensee's books and records that relate to the subject matter of this Agreement and the computation of Royalties hereunder, provided, however, for the avoidance of doubt, Licensee shall not be obligated to disclose information that is subject to a confidentiality agreement between Licensee and a third party unrelated to the sale of the Licensed Products, unless otherwise compelled by a court of competent jurisdiction as herein provided.  In the event of an error in the accounting of Royalties in favor of Licensee of *** or more, the cost of such inspection shall be borne by Licensee.  Royalties on sales of Licensed Products which have been returned to Licensee for credit or refund may be credited against Royalties thereafter due to Licensor from sales of Licensed Products, but in no event shall Licensee be entitled to a refund or return of Royalties from Licensor.

10.3                        If Licensee is in default with the payment of the Advance or the Royalties then without limiting any of Licensor's rights or remedies, Licensee shall pay Licensor interest on such unpaid amount at a rate equal to two percent (2%) above the then current "prime" rate quoted by the Chase Manhattan Bank, in New York, or the highest interest rate allowed by law, if less.

10.4                        If any Royalties are frozen or are not remittable by virtue of any local law, then Licensee shall deposit, in Licensor's name, in a bank account designated by Licensor, in the applicable country of the Territory, at Licensee's expense, that part of the Royalties to which Licensor would be entitled if the funds were transmitted and paid in the United States in accordance with the terms hereof, provided the foregoing shall not be construed as requiring Licensee to violate any applicable law in the Territory.

10.5                        All payments to Licensor shall be in United States Dollars based upon the foreign exchange rate set forth in The Wall Street Journal on the business day immediately preceding the date of payment; provided, however, if any payment of sums due Licensor is not timely made, then without limiting any of Licensor's rights or remedies, the foreign exchange rate to be used for the sums due shall be the foreign exchange rate most favorable to Licensor between the date said payment first became due and the date said payment is paid.  All payments shall be made without deduction of taxes or withholdings.

11.       Warranty.

11.1                        Licensee warrants and represents, as applicable, that (i) except with respect to the Licensed Property, the Licensed Products (including, without limitation, any and all artwork, packaging, advertising and promotional materials in connection therewith) and the engagement of Celebrity's services hereunder will not infringe upon or violate the rights (including copyright, trademark, privacy or any other rights) of any person or entity; (ii)  the manufacture, distribution, advertisement, promotion and sale of the Licensed Products and the engagement of Celebrity's services hereunder will comply with all applicable laws, rules and regulations; (iii) Licensee will use all reasonable endeavors to maximize sales of the Licensed Products; (iv) the Licensed Products will be in all respects of a high quality and safe and noninjurious for the person intended to use such product in the manner in which it is intended; (v) Licensee will not permit, do or commit any act or thing that would degrade, tarnish or deprecate Celebrity, George Foreman Productions, Inc. ("GFPI") or Licensor, or Celebrity's, GFPI's or Licensor's public image in society or standing in the community; and (vi) Licensee has the right to enter into and perform this Agreement.  Licensee warrants it shall not sell or distribute or permit the sale or distribution of the Licensed Products as "remainders," or other than as specifically authorized hereunder.

11.2                        Licensor represents and warrants that (a) it has the right to enter into this Agreement and to grant the rights herein granted to Licensee in connection with the Licensed Property, subject to the terms hereof, (b) to the best of Licensor’s knowledge neither the validity or subsistence of the Licensed Property nor its right, title and interest thereto is the subject of any current, pending or threatened challenge, claim or proceeding, and (c) the Licensed Property has not during the period of twelve (12) months prior to the date of this Agreement been the subject of any challenge, claim or proceeding.

12.       Infringements.  Licensee shall promptly notify Licensor, in writing, of any imitations or infringements of the Licensed Property or the rights licensed hereunder which may come to Licensee's attention.  Licensor shall have the sole right to determine whether or not any demand, suit or other action shall be taken on account of or with reference to any such infringements or imitations; and Licensee shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the express written consent of Licensor to do so.  Licensor shall have the right (but not the obligation) to commence or prosecute any suits or make any such demands in its own name or in the name of Licensee or join Licensee as a party thereto.  Subject to the Licensee being indemnified by the Licensor in respect of any costs, fees (including legal fees) and expenses it may incur in connection therewith, the Licensee shall cooperate with Licensor as a party thereto and/or in any manner that Licensor may request in connection with any such demand, suits, claims or other actions.  With respect to all claims and suits, including suits in which Licensee is joined as a party, Licensor shall have the sole right to employ counsel of its choosing, and to direct the handling of the litigation and any settlement thereof.  Licensor shall be entitled to receive and retain all amounts awarded as damages, profits or otherwise in connection with such suits, subject to the payment of Licensee's costs and expenses as provided above.  Nothing herein shall be construed as imposing any duty or obligation upon Licensor to take any action against any alleged infringer, nor to relieve Licensee from full compliance with any of the terms of this Agreement in the event that Licensor does not take any such action or is unsuccessful in its action against any alleged infringer.

12.1	Notwithstanding anything to the contrary
in this Agreement, under no circumstances shall Licensor or Licensee be liable to the other for any loss of profit or consequential loss in respect of a breach of any representation, warranty, obligation, undertaking, commitment or other provision in the Principal Terms or these Standard Terms and Conditions.

12.2	Each party’s maximum aggregate liability
to the other under this Agreement, whether in respect of a breach of the Principal Terms or these Standard Terms and Conditions (other than in connection with Licensee's warranty or undertaking regarding (a) product liability claims related to the Licensed Products and/or claims involving injury or death, and (b) damage or injury to the Licensed Property and/or any goodwill associated therewith), shall be limited to *** Pounds Sterling (£***).

13.       Rights in the Licensed Products and Trademarks.

13.1                        All rights not specifically granted to Licensee are hereby reserved by Licensor, including, without limitation, the rights set forth in Paragraph 13.2 below.  Licensee shall not be entitled to have design patents, trademarks, or any other rights in connection with the Licensed Property registered nor to claim any such rights without the prior written consent of Licensor, which may be withheld in its sole discretion.

13.2                        Without limiting the other provisions hereof, Licensee is not hereby granted, and Licensor hereby reserves for itself, the right to manufacture, advertise, promote, distribute and otherwise exploit the Licensed Products outside the Territory; provided, however, that nothing in this Agreement shall be deemed to restrict "passive sales" of the Licensed Products by Licensor within the European Economic Area, to the extent that restricting same would constitute a violation of the laws of the European Union.  Notwithstanding anything to the contrary herein contained, Licensee may only sell the Licensed Products through normal wholesale and retail channels within the Distribution Channels and may not sell or use the Licensed Products as premiums and/or in connection with the sale of any other product or service.

13.3                        Licensee acknowledges that as between Licensor and Licensee, Licensor is the owner of all right, title and interest in and to the Licensed Property and in all copyrights, trademarks, and other rights associated therewith, and in all artwork, packaging, copy, literary text, advertising and promotional material of any sort which utilize the foregoing (including all such materials developed by or under the authority of Licensee), and the goodwill pertaining to all of the foregoing; Licensee hereby assigns to Licensor all right, title and interest including all copyrights, and renewals and extensions of copyright, in and to any and all such materials developed by or under the authority of Licensee, and warrants that Licensor will have the right to use and exploit and authorize the exploitation of such materials in any manner as Licensor elects without obligation to Licensee or any other entity whatsoever.  Licensor may use any such materials developed by or under the authority of Licensee as Licensor may determine in its sole discretion.  Licensee further acknowledges the value of the goodwill associated with the Licensed Property which has acquired secondary meaning in the minds of the public; Licensee will not during or after the Term attack the validity of the license granted hereunder, or do or cause to be done any act which impairs or tends to impair Licensor's right and title to the Licensed Property.  Licensee shall not acquire and shall not claim any title to the Licensed Property by virtue or through the license granted to Licensee or through Licensee's use thereof.  Licensee's use of the Licensed Property shall accrue exclusively to the benefit of Licensor.  Licensee shall not use any Licensed Property on any business sign, business card, stationery or form (except as licensed hereunder), or as the name of Licensee's business or division thereof without Licensor's prior written approval.

14.       Termination of this Agreement.

14.1(i)              Should Licensee default on any of its warranties, representations or agreements hereunder, including, without limitation, rendering statements of account and/or payments on the dates specified in Paragraph 10 above or failing to distribute and sell each of the Licensed Products throughout the Territory on or before the Date of Distribution in accordance with Paragraph 8.2 above, Licensor may terminate this Agreement upon notice to Licensee, which termination shall be effective sixty (60) days following the giving of such notice, except with respect to the payment of sums due and/or furnishing accounting statements hereunder, in which case such termination shall be effective fifteen (15) days following such notice, unless such default shall have been cured by Licensee within such period; provided, however, that Licensee shall only have the right to cure any defaults twice in any twelve (12) month period.

       (ii)     Any breach of the agreements under Paragraph 2 entitles Licensor, notwithstanding clause (i) above, to terminate this Agreement upon notice to Licensee, which termination shall be effective upon the date of giving of such notice.

(iii)    If proceedings for bankruptcy or insolvency are filed or instituted by or against Licensee or Licensor, or if either party becomes insolvent or fails to pay its debts generally as they become due, or if a substantial portion of the assets or controlling stock in either party's business is sold or transferred (other than by way of reorganization within or to such party's affiliated entities with common ownership or control for bona fide business reasons), or if Licensee ceases to be actively involved in the business of distributing Licensed Products, then either party, as applicable, may terminate this Agreement upon notice to the other party, which termination shall be effective on the date of giving such notice.

14.2              In the event of termination, without limiting any of Licensor's or Licensee's rights or remedies (as applicable) including, without limitation, Licensor's right to injunctive or other equitable relief, any and all Advances shall become immediately due and payable to Licensor upon such termination, and the rights granted hereunder shall automatically terminate and revert immediately to Licensor.

14.3           If during the Term:

(i)
a claim is commenced against Licensee (or any of Licensee’s subsidiaries and affiliated entitles under Licensee’s own ownership or control) by a third party as a result of the breach of Licensor’s warranties and representations in this Agreement and such claim prevents Licensee (i.e., as a result of the issuance of an injunction) from manufacturing, distributing and selling the Licensed Products or would subject Licensee to substantial damages; and/ or

(ii)
based on written or explicit verbal statements made by a potential claimant, the Licensee has reasonable grounds to believe that a claim might be made against Licensee (or any of Licensee’s subsidiaries and affiliated entitles under Licensee’s own ownership or control) by a third party as a result of the breach of Licensor’s warranties and representations in this Agreement and such claim would prevent Licensee (i.e., as a result of the issuance of an injunction) from manufacturing, distributing and selling the Licensed

Products or that such claims, if issued, would subject Licensee to substantial damages,

and the Licensor is unable to resolve or settle such claim or potential claim to the Licensee’s satisfaction (acting reasonably) then, without limiting any of Licensee's other rights or remedies Licensee may terminate this Agreement upon notice to Licensor which termination shall be effective sixty (60) days following the giving of such notice.

15.       Indemnity and Insurance.

15.1                        Licensee hereby indemnifies Licensor and its parents, affiliates, subsidiaries, officers, employees, agents and representatives against all claims, damages, suits and expenses (including reasonable attorneys' fees) arising out of a breach or alleged breach of any of Licensee's warranties, representations and agreements herein contained.  Under no circumstances shall Licensee be liable for loss of profits or consequential damages to the Licensor.

15.2                        Licensor hereby indemnifies Licensee and its parents, affiliates, subsidiaries, officers, employees, agents and representatives, and will defend Licensee against any claim letters, claims or lawsuits resulting in an award of monetary damages, suits and expenses (including reasonable attorneys' fees) arising out of a claim by a third party which if proven would constitute a breach of any representations, warranties and agreements made by Licensor hereunder.  Licensor shall be accorded full control of the defense and/or settlement of any claims (including the right to settle by agreeing that Licensor and Licensee will discontinue distribution of the allegedly infringing items) and the right to designate counsel.  Under no circumstances shall Licensor or Licensee be liable for loss of profits or consequential damages.

15.3                        Licensee shall obtain and maintain at Licensee's expense, during the Term, and for three (3) years thereafter, product liability and completed operations insurance from a qualified insurance carrier in the amount of at least Three Million United States Dollars (US$3,000,000) per claim and at least Five Million United States Dollars (US$5,000,000) in the aggregate for product liability and identical additional amounts for property damage.  This policy shall specify that it covers all products manufactured by Licensee (including for the avoidance of doubt the Licensed Products manufactured or distributed hereunder).  If such policy is cancelled or the policy's coverage is diminished in any way without an equivalent policy being taken out by Licensee, then Licensor may terminate this Agreement as provided in Paragraph 14.  Prior to manufacturing or distributing any of the Licensed Products, Licensee shall provide Licensor with written confirmation of such insurance from Licensee's insurance broker, together with a copy of such policy.  Compliance herewith in no way limits Licensee's obligations hereunder.

15.4  Without limitation of paragraphs 15.1 and 15.2 above, the maximum aggregate liability under either party's indemnity herein (other than in connection with Licensee's indemnity in respect of (a) product liability claims related to the Licensed Products and/or claims involving injury or death, and (b) damage or injury to the Licensed Property and/or any goodwill associated therewith) shall be limited to *** Pounds Sterling (£***).

16.       Other Rights.  Any charges, fees or royalties payable for any rights not covered by this contract shall be additional to the Royalties and covered by separate agreement.

17.       Miscellaneous.

17.1                        This Agreement comprising the Principal Terms, these Standard Terms and Conditions and any exhibits and schedules attached hereto constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements and understandings.  Modifications of or amendments to this Agreement shall be in writing signed by the parties hereto.  No waiver of any term, condition or covenant contained in this Agreement or any breach of this Agreement shall be held to be a continuing waiver of the same or any other term, condition or covenant hereof or of any other subsequent breach hereof.

17.2                        If parts of this Agreement are or become invalid, the remaining parts of this Agreement shall in no way be affected.

17.3                        This Agreement shall be governed by the laws of New York State, applicable to agreements made and to be wholly performed therein, without reference to choice of law principles.  Licensee irrevocably consents to the exclusive jurisdiction of the state and federal courts located in New York, New York in connection with any action or proceeding brought by either party which arises out of or relates to this Agreement.  Notwithstanding the foregoing, while the parties hereto agree that they will not challenge the exclusive jurisdiction of the state and federal courts located in New York, New York, if, for any reason, the state and federal courts located in New York, New York refuse jurisdiction, then Licensee consents to the exclusive jurisdiction of the state and federal courts located in Philadelphia, Pennsylvania.  Furthermore, while the parties hereto agree that they will not challenge the fact that this Agreement shall be governed by the laws of New York State, if, for any reason whatsoever, the court exercising jurisdiction does not permit this Agreement to be governed by the laws of New York State, then this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be wholly performed therein, without reference to choice of law principles.  In any litigation or proceeding, Licensee waives personal service and agrees that service of any pleading, notice, complaint, etc. may be served by certified or registered mail to Licensee at Licensee's address set forth above, and such service shall be deemed effective as if personally served upon Licensee at Licensee's principal place of business.  Licensor shall be entitled to recover its attorneys' fees and all costs in connection with any claim and/or action to collect any sums due to Licensor hereunder by Licensee.

17.4                        In resolving any dispute or construing any provision in the Agreement, there shall be no presumption made or inference drawn (i) because the attorneys for one of the parties drafted the Agreement, (ii) because of the drafting history of the Agreement, or (iii) because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft.

17.5                        All notices shall be in writing and shall be given at the respective addresses for the parties set forth above, or at such changed address as the recipient shall have provided in writing.  All notices shall be deemed given three (3) days after mailing certified or registered mail, return receipt requested or the first business day following transmission by facsimile transfer.  All notices to Licensor shall also be sent to GEORGE FOREMAN VENTURES, LLC, 100 North Wilkes-Barre Blvd., 4th Floor, Wilkes-Barre, PA 18702, Attention: Efrem Gerszberg and with an additional copy to Franklin, Weinrib, Rudell & Vassallo, P.C., 488 Madison Avenue, New York, New York 10022, Attention:  Kenneth M. Weinrib, Esq.

17.6                        This Agreement shall not be construed to create a partnership, joint venture or the relationship of principal and agent between the parties hereto, or any other relationship other than that of licensor and licensee, it being understood and agreed neither party shall have the right to act as the agent for or to bind the other.

17.7  Licensor and Licensee agree that neither they, nor their respective employees, officers, agents or representatives, will disclose to any third party any confidential or proprietary information obtained from the other party pursuant to this Agreement, provided, however, the foregoing shall not apply to information that was independently developed by the recipient, is or becomes part of the public domain through no act in violation of this paragraph by the recipient, was known by, or lawfully received by, the recipient on a non-confidential basis, used to enforce the recipient's rights hereunder or as required by law (including, without limitation, any filings required by law to be made by publicly traded companies).

17.8  Notwithstanding anything contained herein to the contrary, Licensee shall pay to Licensor the sum of US$40,000.00 for its legal fees and expenses incurred in connection with this transaction, which amount shall be paid on or before the execution of this Agreement.

END OF STANDARD TERMS AND CONDITIONS